EXHIBIT 99.1 — Press release

5711 S 86TH CIR • PO BOX 27347 • Omaha NE 68127-0347 Executive Office: (402) 596-8900 • Fax (402) 592-4006 Internet: www.infoUSA.com FOR IMMEDIATE RELEASE
March 30, 2006

INVESTORS CONTACT:
Mackinzie Partners, Inc.
Charles Koons, 212-929-5500
or
Larry Dennedy, 212-929-5500
or
MEDIA CONTACT:
Joele Frank, Wilkinson Brimmer Katcher
Dan Katcher, 212-355-4449
or
Laura Smith, 212-355-4449
Bernard W. Reznicek Appointed to infoUSA Board
(OMAHA, NE)—infoUSA, Inc. (NASDAQ: IUSA), the leading provider of proprietary business and consumer databases, today announced the appointment of Bernard W. Reznicek to its Board of Directors, effective March 30, 2006, for a term ending in 2008, to fill the vacancy resulting from the resignation of Dr. Charles W. Stryker in January 2006. Mr. Reznicek was also appointed to serve on the Company’s Audit Committee and Nominating and Corporate Governance Committee.
George Haddix, Chairman of the Nominating and Corporate Governance Committee of infoUSA, commented, “Mr. Reznicek brings to the Board valuable insight into the information processing and customer management industry which will have direct application to the Company’s strategic vision, and has a wealth of experience serving in executive, board and corporate governance positions. We are pleased to have him join our Board of Directors.”
Mr. Reznicek currently serves as the non-executive Chairman of the Board of Directors of CSG Systems International, Inc. and as a member of CSG’s Audit Committee. CSG is a leading provider of outsourced billing, customer care and print and mail solutions and services to the converged broadband and direct broadcast satellite markets. CSG offers a full suite of processing software and professional services that allow clients to automate their customer care and billing functions. Mr. Reznicek has been a member of CSG’s board since 1997.
Mr. Reznicek also serves as a Director of Pulte Homes, Inc., and as a member of the Audit Committee and Chairman of the Compensation Committee of Pulte Homes. Mr. Reznicek has served in numerous corporate governance positions with public companies for more than 20 years, including service on the Boards of Directors of State Street Corporation, Guarantee Life Insurance Company, MidAmerican Energy Holdings Company and Stone & Webster, Incorporated, and as a member or Chairman of audit, governance, compensation, finance and executive committees for such companies.
Mr. Reznicek is the President and Chief Executive Officer of Premier Enterprises Inc., a consulting, investment and real estate development company. Mr. Reznicek was National Director-Special Markets for Central States Indemnity Company, a specialty insurance company that is a member of the Berkshire Hathaway Insurance Group, from 1997 to 2003. He served as Dean of the College of Business of Creighton University in Omaha, Nebraska from 1994 to 1997 and as Chairman and Chief Executive Officer of Boston Edison Company, a utility company, from 1987 to 1994. Prior to 1987, Mr. Reznicek held several executive and managerial positions with Omaha Public Power District, including President and Chief Executive Officer, Chief Financial Officer and internal auditor. Mr. Reznicek holds a B.S. in Business Administration from Creighton University and an M.B.A. from University of Nebraska.
About infoUSA
infoUSA (www.infoUSA.com), founded in 1972, is the leading provider of business and consumer information products, database marketing services, data processing services and sales and marketing solutions. Content is the essential ingredient in every marketing program, and infoUSA has the most comprehensive data in the industry, and is the only company to own a proprietary database of 250 million consumers and 14 million businesses under one roof. The infoUSA database powers the directory services of the top Internet traffic-generating sites. Nearly 3 million customers use infoUSA’s products and services to find new customers, grow their sales, and for other direct marketing, telemarketing, customer analysis and credit reference purposes. infoUSA headquarters are located at 5711 S. 86th Circle, Omaha, NE 68127 and can be contacted at (402) 593-4500. To know more about Sales Leads, click www.infousa.com. To get a 7-day free trial and 100 free sales leads, click www.salesgenie.com.
Statements in this announcement other than historical data and information constitute forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include, but are not limited to, recent changes in senior management, the successful integration of recent and future acquisitions, fluctuations in operating results, failure to successfully carry out our Internet strategy or to grow our Internet revenue, effects of leverage, changes in technology and increased competition. More information about potential factors that could affect the company’s business and financial results is included in the company’s filings with the Securities and Exchange Commission.